                                                                    Exhibit 99.1

Contact:
Scott Lamb at (713) 267-3826
Richard Tauberman at 713-267-3630
Jamie Schwartz at 713-267-3630                                February 12, 2002

            KAISER ALUMINUM FILES VOLUNTARY PETITION UNDER CHAPTER 11
                        OF UNITED STATES BANKRUPTCY CODE

   COMPANY FINALIZING $300 MILLION LOAN AGREEMENT TO FUND ONGOING OPERATIONS;
               PRODUCTION, CUSTOMER SERVICE NOT IMPACTED BY FILING

     HOUSTON, Texas, February 12, 2002 - Kaiser Aluminum Corporation (NYSE:KLU)
said today that the company and its operating subsidiary Kaiser Aluminum &
Chemical Corporation and certain of its wholly owned subsidiaries have filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code in the
United States Bankruptcy Court for the District of Delaware.

     In conjunction with the filing, the company expects to enter into definitive documentation today for $300 million in Debtor-in-Possession (DIP)
financing from Bank of America, subject to court approval. The DIP financing, in combination with the company’s current invested cash, should provide sufficient liquidity to meet its ongoing operating needs. Kaiser's production and shipment of bauxite, alumina, primary aluminum products, and fabricated aluminum products will continue without interruption.

     Kaiser has been facing significant near-term debt maturities at a time of unusually weak aluminum industry business conditions, depressed prices, and a broad economic slowdown that was further exacerbated by the events of September
11. In addition, the company has become increasingly burdened by asbestos litigation and growing legacy obligations for retiree medical and pension costs.
The confluence of these factors has created the prospect of continued operating losses and negative cash flow, resulting in lower credit ratings and an inability to access the capital markets. In October 2001, Jack A. Hockema, who led the turnaround in Kaiser' fabricated products businesses, was named the company's President and Chief Executive Officer.

     "When I came on board as President and CEO, it became evident that Kaiser needed to accelerate the process it was pursuing to establish a sustainable financial and operational framework," said Hockema. "While we have examined many alternatives including, but not limited to, asset sales and debt restructuring, no alternative provided more than a partial or temporary fix.
Only a filing provided the time and tools necessary to adequately address these issues.

     "The decision to seek protection under Chapter 11 will provide Kaiser with the opportunity to reorganize its financial structure and implement a strategic plan to return to sustained profitability," said Hockema. "The reorganization process will also allow the company to expand on and quicken the pace of its operational improvements."

     "Our core businesses are sound. Our fabricated operations have good market positions, 'best-in-class' customer service rankings, and continue to make progress in implementing 'lean sigma' methods. At the same time our commodities businesses are aggressively pursuing performance improvement initiatives," added
Hockema.

     For well over half a century, Kaiser Aluminum has produced a wide range of products from 'upstream' bauxite, alumina and aluminum to 'downstream' products for the aerospace, ground transportation, and industrial markets. The company will continue to focus its energies on the quality products and superior service for which it is known.

     Hockema concluded, "Kaiser employees have been the key to our past success, and their continued loyalty and commitment to the job at hand will ensure that we meet the challenges we face. There will be hard work and tough decisions ahead, but we have weathered difficult times before and will use the reorganization process to implement the financial and operational initiatives that will position us for long-term success."

     Although the filing includes certain U.S. subsidiaries through which the company holds an interest in foreign operations, it does not include the operations of the following entities: the 65%-owned Alpart alumina refinery and the 49%-owned Kaiser Jamaica Bauxite Company in Jamaica; the 20%-owned QAL alumina refinery in Australia; the 90%-owned Valco aluminum smelter in Ghana;
the 49%-owned Anglesey aluminum smelter in Wales, or the 100%-owned extrusion plant in Ontario, Canada. In this regard, and in conjunction with expected approval of first-day court motions, Kaiser has taken appropriate steps designed to ensure that its participation in each of these entities, including the funding of certain costs and expenses, will not be impacted by the filings.

     For additional information, see the newly established restructuring section of the company's web site (WWW.KAISERAL.COM) or call the newly established restructuring hotline at 1- 888-829-3340 or 1-402-220-0856.

         Kaiser Aluminum is a leading producer of alumina, primary aluminum and fabricated aluminum products.

                                      F-915

     Company press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.